Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Raymond Martz, Vice President of Finance/Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS COMPARABLE FFO
OF $0.64 PER DILUTED SHARE/UNIT

RevPAR Increases 1.4 Percent for the Quarter

BETHESDA, MD, October 21, 2002—LaSalle Hotel Properties (NYSE: LHO) today reported comparable funds from operations (“FFO”) of $12.4 million for the quarter ended September 30, 2002 versus $12.3 million for the third quarter of 2001. On a per diluted common share/unit basis, comparable FFO for the third quarter 2002 was $0.64 versus $0.65 a year ago. Comparable FFO is defined as funds from operations before one-time items, including the purchase of LaSalle Hotel Lessee (“LHL”), the transition expenses associated with becoming a self-managed Real Estate Investment Trust (“REIT”), and costs associated with terminating third-party tenant leases, all of which occurred during 2001.

For the quarter ended September 30, 2002 versus the same period in 2001, room revenue per available room (“RevPAR”) increased 1.4 percent to $106.39. RevPAR improvement was driven by an occupancy increase of 3.1 percent over prior year to 69.9 percent, while average daily rate (“ADR”) of $152.27 represented a 1.7 percent decrease over the prior year period.

“The RevPAR increase for our portfolio in the third quarter was in the range of our expectations, largely due to the performance of our resort-oriented properties, which experienced relatively stable leisure demand during August and September,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Despite the weak economy, our hotels continue to show a steady but very gradual improvement in demand. We continue to aggressively asset manage our hotels and closely monitor operating expenses as we attempt to maximize cash flow during this improving, but challenging operating environment.”

For the third quarter 2002, the Company experienced net income applicable to common shareholders of $4.4 million, or $0.23 per diluted common share/unit, up compared with $3.9 million, or $0.21 per diluted common share/unit a year earlier. The Company’s Comparable EBITDA improved 7.7 percent to $19.5 million for the third quarter, compared to $18.1 million a year ago. Comparable EBITDA is defined as earnings before interest, taxes, depreciation, amortization and one-time items, including the purchase of LHL, the transition expenses associated with becoming a self-managed REIT, and costs associated with terminating third-party tenant leases.

The Company’s hotels generated $19.6 million of EBITDA for the third quarter, compared with $18.7 million for the prior year period. Third quarter EBITDA margins across the Company’s portfolio increased 172 basis points from the prior year, largely due to savings in energy costs, property taxes and ground rent. In addition, rooms and food and beverage departmental expenses were well maintained, due to the Company’s continued focus on improving operating efficiencies and aggressive cost containment.

For the nine months ended September 30, 2002, RevPAR declined 7.7 percent, as ADR declined 4.4 percent to $145.81 and occupancy fell 3.5 percent to 65.7 percent as compared to the same nine-month period in 2001. Net income applicable to common shareholders decreased to $2.4 million from $5.2 million for the prior year period. For the first nine months of 2002, the Company’s Comparable

EBITDA was $46.8 million compared to $51.1 million for the same period in 2001. For the year-to-date through September 30, 2002, interest expense equaled $11.6 million, resulting in a Comparable EBITDA to interest coverage multiple of 4.0 times, one of the highest coverage ratios in the industry.

On September 23, 2002, the Company completed the renovation and repositioning of the 82-room Hotel Madera, the third of LaSalle’s four Washington, D.C. properties being repositioned as upscale boutique hotels. The hotel is managed by Kimpton Hotel & Restaurant Group, LLC and is located in the trendy Dupont Circle area of Washington’s Golden Triangle. In conjunction with the opening of Hotel Madera, the hotel’s full-service 100-seat restaurant and bar, Firefly, opened with significant fanfare. The 178-room Hotel Helix, which will also be managed by Kimpton, is slated to open in November. The total redevelopment costs for the four hotels in the D.C. Boutique Collection are anticipated to be approximately $31.5 million, with approximately $7.3 million remaining to be spent.

“We continue to be encouraged by the positive fundamentals exhibited by the Washington, D.C. economy and lodging market,” commented Mr. Bortz. “During 2001, Washington, D.C. was the only metropolitan area in the country that achieved GDP growth greater than 4.0 percent, and this was despite the negative impact of the events of September 11. This further reinforces our belief that the D.C. region has a diverse and expanding demand base, which can grow even during challenging economic periods. Moreover, with the expected completion of the new 835,000 square foot Washington Convention Center in March 2003, combined with significant barriers to entry for new hotel rooms, we expect that the city will be one of the strongest lodging markets in the country for the next few years.”

During 2002, the Company anticipates spending a total of approximately $33.0 million throughout the portfolio, including the redevelopments of the Hotel Madera and Hotel Helix. The cost of guest refurbishments for the planned Westin conversions of approximately $6.0 million at the Dallas and New Orleans properties is not included in this amount. The Company still expects that the Dallas and New Orleans properties will be converted to Westins; however, due to legal proceedings with Meridien, the anticipated conversions at both properties have been delayed.

On October 3, 2002 the Company announced that it reinstated a normal quarterly dividend of $0.21 per common share of beneficial interest for the third quarter ended September 30, 2002, which will be paid November 15, 2002 to shareholders of record as of October 31, 2002. The Company also announced that it expects the fourth quarter dividend to be $0.21 per share. Additionally, beginning in 2003, the Company plans to pay monthly dividends in lieu of quarterly dividends to its common shareholders of beneficial interest. The first monthly dividend is anticipated to be paid in February for the month of January at a level of $0.07 per common share of beneficial interest.

“We are pleased that the dividend limitations which our banking group instituted in February 2002 have been eliminated because of the improving operating fundamentals of our hotel portfolio, the strength of our balance sheet and the conservative business practices of our management team,” noted Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. “We operate with one of the most conservative leverage ratios in the industry and our hotels continue to experience gradual improvements in cash flow. Moreover, our balance sheet has been strengthened as a result of our approximately $100 million preferred offering in March 2002, which was over subscribed, and through the retention of cash over the past year. The reinstatement of our dividend to a meaningful amount and the move to monthly dividends in 2003 demonstrate our commitment to our mission of being an income company foremost, with moderate long-term earnings growth.”

At the end of the third quarter 2002, LaSalle Hotel Properties had total outstanding debt of approximately $255.6 million, down approximately $95.1 million from a year ago. This includes its $11.9 million portion of the joint venture debt related to the Chicago Marriott. For the quarter, the

Company’s Comparable EBITDA covered its interest expense by approximately 5.7 times. As of September 30, 2002, the Company had $78.3 million outstanding on its $210.0 million unsecured credit facility.

2002 Outlook

“We are encouraged by the steady and gradual improvements that our hotels have demonstrated during this challenging operating environment,” noted Mr. Bortz. “However, the economic recovery has not been as pronounced or immediate as expected earlier in the year. As a result, Corporate America remains constrained in its spending, particularly relating to travel and entertainment. Consequently, we anticipate that business travel, which is highly correlated with corporate profits and employment growth, will continue to experience only moderate growth during the next 12 to 18 months as the recovery appears to be weaker and slower paced than previously forecasted. Moreover, geopolitical uncertainty related to the war on terrorism and the possibility of new military action in the Middle East seem to be having a further dampening effect on business travel.”

As a result, the Company now anticipates that its fourth quarter RevPAR will increase by 5 to 7 percent, compared with previous expectations of 7 to 10 percent. RevPAR for 2002 is now forecasted to decline 4 to 5 percent, down compared with previous projections of a 2 to 4 percent decline.

Operating margins are also expected to be more challenging in the fourth quarter, due to these lowered RevPAR forecasts and difficult comparisons resulting from the severe cost cutting that occurred after the events of September 11. As a result, the Company now anticipates that fourth quarter FFO will be $0.28 to $0.32 per share/unit and 2002 FFO will be between $1.74 and $1.78 per share/unit.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator REIT, which owns 17 upscale and luxury full-service hotels, totaling approximately 5,900 guestrooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Radisson Hotels International, Inc., Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Interstate Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2001 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Additional Contact:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties —+301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended September 30,
	2002	2001
Revenues:
Hotel operating revenues:
Room revenue	$26,021	$21,461
Food and beverage revenue	12,773	9,352
Other operating department revenue	4,139	4,165
Participating lease revenue	7,239	9,181
Interest income	74	129
Equity in income of joint venture	211	410
Other income	5	13

Total revenues	50,462	44,711

Expenses:
Hotel operating expenses:
Room	6,029	4,659
Food and beverage	9,225	7,014
Other direct	1,881	2,133
Other indirect	11,526	9,945
Depreciation and other amortization	7,303	6,757
Real estate and personal property taxes and insurance	1,945	2,062
Ground rent	1,064	1,143
General and administrative	1,530	1,742
Interest	2,196	4,013
Amortization of deferred financing costs	553	502
Writedown of property held for sale	—	29
Lease termination, advisory transaction and subsidiary purchase expenses	—	6

Total expenses	43,252	40,005

Income before minority interest, income tax benefit (expense)and discontinued operations	7,210	4,706
Minority interest in operating partnership	(154)	(135)

Income before income tax benefit (expense)and discontinued operations	7,056	4,571
Income tax benefit (expense)	(516)	175

Income before discontinued operations	6,540	4,746
Discontinued operations:
Income (loss) from operations of property held for sale	285	(873)
Minority interest	(9)	28
Income tax benefit	105	—

Net income (loss) from discontinued operations	381	(845)
Net income	6,921	3,901
Distributions to preferred shareholders	(2,557)	—

Net income applicable to common shareholders	$4,364	$3,901

Earnings per Common Share—Basic:
Income applicable to common shareholders before discontinued operations	$0.21	$0.26
Discontinued operations	0.02	(0.05)

Net income applicable to common shareholders	$0.23	$0.21

Earnings per Common Share—Diluted:
Income applicable to common shareholders before discontinued operations	$0.21	$0.26
Discontinued operations	0.02	(0.05)

Net income applicable to common shareholders	$0.23	$0.21

Weighted average number common shares outstanding:
Basic	18,690,822	18,439,098
Diluted	18,826,814	18,503,506

LASALLE HOTEL PROPERTIES

COMPARABLE FFO AND COMPARABLE EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended September 30,
	2002	2001
Comparable Funds From Operations (FFO):
Net income applicable to common shareholders	$4,364	$3,901
Depreciation	7,615	7,987
Equity in depreciation of joint venture	243	236
Amortization of deferred lease costs	9	6
Writedown of property held for sale	—	29
Minority interest:
Minority interest in operating partnership	154	135
Minority interest in discontinued operations	9	(28)

FFO	12,394	12,266
Lease termination expense	—	6

Comparable FFO	$12,394	$12,272

Comparable FFO per common share and unit:
Basic	$0.65	$0.65
Diluted	$0.64	$0.65
Weighted average number of common shares and units outstanding:
Basic	19,124,756	18,882,281
Diluted	19,260,748	18,946,689

Comparable EBITDA:
Net income applicable to common shareholders	$4,364	$3,901
Interest	3,405	5,234
Equity in interest expense of joint venture	149	195
Income tax (benefit) expense:
Income tax (benefit) expense	516	(175)
Income tax benefit from discontinued operations	(105)	—
Depreciation and other amortization	7,635	8,007
Equity in depreciation/amortization of joint venture	269	251
Amortization of deferred financing costs	589	538
Writedown of property held for sale	—	29
Minority interest:
Minority interest in operating partnership	154	135
Minority interest in discontinued operations	9	(28)
Distributions to preferred shareholders	2,557	—

EBITDA	19,542	18,087
Lease termination expense	—	6

Comparable EBITDA	$19,542	$18,093

LASALLE HOTEL PROPERTIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	For the nine months ended September 30,
	2002	2001
Revenues:
Hotel operating revenues:
Room revenue	$66,285	$55,565
Food and beverage revenue	34,662	25,505
Other operating department revenue	10,160	9,420
Participating lease revenue	17,511	26,568
Interest income	228	533
Equity in income of joint venture	246	549
Other income	17	199

Total revenues	129,109	118,339

Expenses:
Hotel operating expenses:
Room	16,509	12,952
Food and beverage	25,093	19,051
Other direct	5,323	5,304
Other indirect	31,646	26,104
Depreciation and other amortization	21,966	19,384
Real estate and personal property taxes and insurance	6,067	6,016
Ground rent	2,484	2,910
General and administrative	4,587	4,529
Interest	8,006	12,462
Amortization of deferred financing costs	1,651	1,333
Writedown of property held for sale	—	1,872
Lease termination, advisory transaction and subsidiary purchase expenses	—	1,929
Other expenses	7	3

Total expenses	123,339	113,849

Income before minority interest, income tax benefit, discontinued operations and extraordinary loss	5,770	4,490
Minority interest in operating partnership	(151)	(128)

Income before income tax benefit, discontinued operations and extraordinary loss	5,619	4,362
Income tax benefit	769	143

Income before discontinued operations and extraordinary loss	6,388	4,505
Discontinued operations:
Income from operations of property held for sale	1,763	1,702
Minority interest	(44)	(46)
Income tax benefit	156	—

Net income from discontinued operations	1,875	1,656
Income before extraordinary loss	8,263	6,161
Extraordinary loss:
Extraordinary loss	—	(973)
Minority interest	—	28

Net extraordinary loss	—	(945)
Net income	8,263	5,216
Distributions to preferred shareholders	(5,853)	—

Net income applicable to common shareholders	$2,410	$5,216

Earnings per Common Share—Basic:
Income applicable to common shareholders before discontinued operations and extraordinary loss	$0.03	$0.24
Discontinued operations	0.10	0.09
Extraordinary loss	—	(0.05)

Net income applicable to common shareholders	$0.13	$0.28

Earnings per Common Share—Diluted:
Income applicable to common shareholders before discontinued operations and extraordinary loss	$0.03	$0.24
Discontinued operations	0.10	0.09
Extraordinary loss	—	(0.05)

Net income applicable to common shareholders	$0.13	$0.28

Weighted average number common shares outstanding:
Basic	18,683,243	18,314,367
Diluted	18,845,144	18,390,631

LASALLE HOTEL PROPERTIES

COMPARABLE FFO AND COMPARABLE EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	For the nine months ended September 30,
	2002	2001
Comparable Funds From Operations (FFO):
Net income applicable to common shareholders	$2,410	$5,216
Depreciation	24,583	23,051
Equity in depreciation of joint venture	727	699
Amortization of deferred lease costs	25	31
Writedown of property held for sale	—	1,872
Minority interest:
Minority interest in operating partnership	151	128
Minority interest in discontinued operations	44	46
Minority interest in extraordinary loss	—	(28)
Extraordinary loss	—	973
Equity in extraordinary loss of joint venture	150	—

FFO	28,090	31,988
Advisory transition expense	—	600
Lease termination expense	—	796
Subsidiary purchase cost	—	533

Comparable FFO	$28,090	$33,917

Comparable FFO per common share and unit:
Basic	$1.47	$1.80
Diluted	$1.46	$1.79
Weighted average number of common shares and units outstanding:
Basic	19,123,310	18,823,689
Diluted	19,285,210	18,899,953
Comparable EBITDA:
Net income applicable to common shareholders	$2,410	$5,216
Interest	11,605	16,097
Equity in interest expense of joint venture	424	668
Income tax benefit:
Income tax benefit	(769)	(143)
Income tax benefit from discontinued operations	(156)	—
Depreciation and other amortization	24,643	23,110
Equity in depreciation/amortization of joint venture	788	744
Amortization of deferred financing costs	1,761	1,448
Writedown of property held for sale	—	1,872
Minority interest:
Minority interest in operating partnership	151	128
Minority interest in discontinued operations	44	46
Minority interest in extraordinary loss	—	(28)
Distributions to preferred shareholders	5,853	—

EBITDA	46,754	49,158
Advisory transition expense	—	600
Lease termination expense	—	796
Subsidiary purchase cost	—	533

Comparable EBITDA	$46,754	$51,087

LASALLE HOTEL PROPERTIES

STATISTICAL DATA FOR THE HOTELS

	For the three months ended September 30, 2002	For the three months ended September 30, 2001	For the nine months ended September 30, 2002	For the nine months ended September 30, 2001
TOTAL PORTFOLIO
Occupancy	69.9%	67.7%	65.7%	68.1%
Increase/(Decrease)	3.1%		(3.5)%
ADR	$152.27	$154.89	$145.81	$152.45
Increase/(Decrease)	(1.7)%		(4.4)%
REVPAR	$106.39	$104.93	$95.84	$103.85
Increase/(Decrease)	1.4%		(7.7)%

Note:

If a property was closed in either 2001 or 2002, its operating results are excluded for the corresponding months in both the 2001 and 2002 reporting periods. Additionally, this schedule includes the operating data for the four properties leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.

LASALLE HOTEL PROPERTIES

HOTEL OPERATIONAL DATA
SCHEDULE OF PROPERTY LEVEL RESULTS
(unaudited, in thousands)

	For the Three Months Ending		For the Nine Months Ending
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
Revenues
Room	40,756	40,329	114,839	124,598
Food & beverage	16,934	16,865	49,938	51,793
Other	5,983	6,989	15,348	17,060

Total hotel sales	63,673	64,183	180,125	193,451
Expenses
Room	8,813	8,790	26,647	28,488
Food & beverage	12,335	12,604	36,215	38,991
Other direct	2,685	2,930	7,512	7,951
General & administrative	13,467	13,787	41,291	44,199
Management fees	2,907	3,045	6,947	7,985
Fixed expenses	3,844	4,349	11,916	12,279

Total hotel sales	44,049	45,505	130,527	139,892
EBITDA	19,624	18,678	49,598	53,559

Note:

If a property was closed in either 2001 or 2002, its operating results are excluded for the corresponding months in both the 2001 and 2002 reporting periods. Additionally, this schedule includes the operating data for the four properties leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.